Exhibit 99.1

Contact:

Allison Bober

Investor Relations

Lennar Corporation

(305) 485-2038

FOR IMMEDIATE RELEASE

Lennar Provides Third Quarter 2017 New Orders and Deliveries,

as Well as an Update on Recent Storms

Miami, September 14, 2017 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced today that in anticipation of speaking at an investor conference this week and in advance of its third quarter 2017 conference call, it is providing new orders and deliveries, as well as information on the impact from the recent storms.

In an unprecedented occurrence, two back-to-back major hurricanes affected Lennar’s communities in Texas, Florida, Georgia and South Carolina, which markets in total represent approximately 40% of the Company’s annual homebuilding revenues.

For the three months ended August 31, 2017, Lennar had 7,610 new orders and 7,598 deliveries including unconsolidated entities, which increased 8% and 12%, respectively, compared to the three months ended August 31, 2016.

The first storm, Hurricane Harvey, impacted the Houston, San Antonio and Austin markets. Despite the record-setting rainfall and flooding, Lennar incurred no flood damage to its homes in any of its active communities. Today, all of its communities in the state of Texas are currently open for sale. However, Hurricane Harvey did impact approximately 120 new orders and deliveries in the third quarter. Hurricane Harvey is also expected to impact approximately 130 deliveries in the fourth quarter ending November 30, 2017.

The second storm, Hurricane Irma, impacted all of our Florida markets as well as our Atlanta and Coastal Carolina markets. In as much as this storm has only recently passed, and based on a very preliminary assessment, Lennar believes there to be only minor damage to its communities from the storm. Although it’s still early in the assessment process, the short-term impact of Hurricane Irma will most likely delay approximately 700 deliveries from the fourth quarter of 2017 into fiscal 2018.

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Stuart Miller, Chief Executive Officer of Lennar, said, “Our thoughts and prayers are with those who were impacted by the storms, and we appreciate the hard work of our associates and trade partners diligently working on the clean-up efforts. We have an extensive crisis protocol from preparation through recovery. Lennar associates and our trade partners safely secured our communities in advance of these storms and have been on the ground quickly assessing the damage and beginning the recovery process. I would like to express my appreciation to all of our associates for their diligent work in these difficult times, and we are happy to report that all of our associates are safe and most are now back and refocused on business. In addition, we believe we have adequate insurance coverage to cover any expected losses.”

Mr. Miller continued, “The expected shift of deliveries this year not only takes into account damage from the storm but also short-term labor challenges, power outages, potential delays in new home utility connections and building department inspection and permitting delays. Although we believe the storm damage to be mild, we are in the early stages of assessment and will provide more information on our third quarter earnings call which we are tentatively scheduling for October 3rd, 2017.”

Mr. Miller concluded, “We expect that the rebuilding effort will result in increased economic activity and an increased demand for new homes which will result in a broader spectrum of opportunity for us as we look towards 2018. Our company is well positioned with a strong land portfolio in these markets to fulfill the shortage of housing that has been exacerbated by these storms.”

About Lennar

Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar’s Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

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Note Regarding Forward-Looking Statements: Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our belief regarding the impact of the hurricanes on our communities, and on home deliveries and new home orders, our belief that we have adequate insurance coverage to cover expected losses, our belief regarding the long-term opportunity of housing demands resulting from the rebuilding efforts, and how we are positioned to take advantage of this opportunity. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include changes to our initial assessment of the damage caused by the hurricanes to our communities; our inability to meet the demand resulting from the rebuilding effort; increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our inability to manage our cost structure; changes to our initial assessment that we have adequate insurance coverage to cover expected losses caused by the hurricanes; additional natural disasters or catastrophic events for which our insurance may not provide adequate coverage; the possibility of a slowdown in the real estate markets across the nation; reduced availability of mortgage financing or increased interest rates; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2016. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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